Exhibit 21.1

List of Subsidiaries

Name	Percentage held
------------------------------------------------------	--------------------------------------
Commodore Asia Electronics Limited	100%

Commodore Licensing B.V.	100%

C= Holdings B.V.	100%

Commodore Asia Limited	51%

Commodore Europe B.V.	100%